Exhibit 10.1

FIRST REPUBLIC BANK It’s a privilege to serve you®

LOAN AGREEMENT

(Line of Credit)

This Loan Agreement (Line of Credit) (the “Agreement”), dated June 27, 2013, is executed by and between Evercore Partners Services East L.L.C. (“Borrower”), and First Republic Bank (the “Lender”), with reference to the following facts:

A. Borrower has requested a line of credit loan in the original principal amount of Twenty-Five Million and no/100 Dollars ($25,000,000.00) (referred to herein as the “Loan” or the “Line of Credit Loan”) from the Lender for the purposes set forth in this Agreement.

B. Borrower and the Lender desire to enter into this Agreement to establish certain terms and conditions relating to the Line of Credit Loan.

THEREFORE, for valuable consideration, Borrower and the Lender agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following definitions:

1.1 Attorneys’ Fees.   All reasonable and documented attorneys’ fees and costs incurred by Lender in connection with the negotiation and execution of the Loan Documents; the exercise of any or all of Lender’s rights and remedies under this Agreement and the other Loan Documents; the enforcement of any of all Obligations, whether or not any legal proceedings are instituted by Lender; or the defense of any action or proceeding by Borrower or any other Person relating to the Line of Credit Loan. Without limiting the generality of the immediately preceding sentence, such Attorneys’ Fees shall include all attorneys’ fees and costs incurred by Lender in connection with any federal or state bankruptcy, insolvency, reorganization, or other similar proceeding by or against any Loan Party which in any way affects Lender’s exercise of its rights and remedies under the Loan Documents.

1.2 Borrower’s Application.   The written application, if any, and all financial statements and other information submitted by Borrower to the Lender in connection with the Lender’s approval of the Line of Credit Loan.

1.3 Business Day.   Any day other than a day on which commercial banks in California are authorized or required by law to close.

1.4 Collateral.   As defined in the Security Agreement.

1.5 Commitment.   An amount equal to the principal face amount of the Note, as amended from time to time.

1.6 Default.   Any event which, with notice or passage of time or both, would constitute an Event of Default.

1.7 Event of Default.   As defined in Section 4.1 of this Agreement.

1.8 Governmental Authorities.   (a) the United States; (b) any state, county, city or other political subdivision in which any of the Collateral is located; (c) all other governmental or quasi-governmental authorities, boards, bureaus, agencies, commissions, departments, administrative tribunals, instrumentalities and authorities; and (d) all judicial authorities having or exercising jurisdiction over Borrower or the Collateral. The term “Governmental Authority” means any one of the Governmental Authorities.

1.9 Governmental Permits.   All permits, approvals, licenses, and authorizations now or hereafter issued by any Governmental Authorities for or in connection with the conduct of Borrower’s business or the ownership or use by Borrower of the Collateral or any of its other assets.

1.10 Governmental Requirements.   All existing and future laws, ordinances, rules, regulations, orders, and requirements of all Governmental Authorities applicable to Borrower, the Collateral or any of Borrower’s other assets.

1.11 Guaranties.   The Continuing Guaranties and all other guaranty agreements of any kind, if any, now or hereafter executed by the Guarantors, and all extensions, renewals, modifications and replacements of any or all of such documents.

1.12 Guarantors.   Collectively, the Person or Persons, if any, now or hereafter guaranteeing payment of the Note or payment or performance of any or all of the other Obligations, including in each case the Persons identified as guarantors in the Loan Schedule.

1.13 Lender Expenses.   All reasonable and documented costs and expenses incurred by Lender in connection with: (i) this Agreement or other Credit Documents; (ii) the transactions contemplated hereby or thereby; (iii) the enforcement of any rights hereunder or thereunder; (iv) the recordation or filing of any documents; (v) Lender’s Attorneys’ Fees; (vi) the creation, perfection or enforcement of the lien on any item of Collateral; and (vii) any expenses incurred in any proceedings in the U.S. Bankruptcy Courts in connection with any of the foregoing.

1.14 Line of Credit Advance.   Each advance of principal under the Note made by the Lender to or for the benefit of Borrower pursuant to a Request for Advance or otherwise.

1.15 Loan Closing.   The first date on which all or any part of the proceeds of the Line of Credit Loan are initially disbursed by the Lender to or for the benefit of Borrower.

1.16 Loan Documents.   The Note, the Security Documents, this Agreement, the Guaranties, the Third Party Pledge Agreement, all certified resolutions or other certificates delivered in connection with the foregoing and all other documents identified as a “Loan Document” now or hereafter executed by any Loan Party in connection with the Line of Credit Loan, and all extensions, renewals, modifications and replacements of any or all of such documents.

1.17 Loan Fee.   The loan fees specified in Section 4 of the Loan Schedule which shall be payable by Borrower to the Lender prior to or on the Loan Closing.

1.18 Loan Party.   The Borrower, the Pledgor and each Guarantor.

1.19 Loan Schedule.   The Loan Schedule attached to this Agreement as Exhibit A.

1.20 Maturity Date.   The stated maturity date of the Note.

1.21 Note.  (a) the promissory note dated the same date as this Agreement executed by Borrower evidencing the Line of Credit Loan and all extensions, renewals, modifications and replacements of such promissory note; and/or (b) any additional note or notes now or hereafter executed by Borrower in favor of the Lender which specifically recite that they arise out of this Agreement, and all extensions, renewals, modifications and replacements of any or all of such note or notes.

1.22 Obligations.   All debts, obligations, and liabilities of Borrower to the Lender currently existing or hereafter made, incurred or created, whether voluntary or involuntary, and however arising or evidenced, whether direct or acquired by the Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether under this Agreement, the Note, any of the other Loan Documents, or otherwise, and whether Borrower may be liable individually or jointly, or whether recovery upon such debt may be or become barred by any statute of limitations or otherwise unenforceable, including all attorneys’ fees and costs now or hereafter payable by Borrower to the Lender under the Loan Documents or in connection with the collection and enforcement of such debts, obligations and liabilities. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not secure and the term “Obligations” shall not include, any debts that are or may hereafter constitute “consumer credit” which is subject to the disclosure requirements of the federal Truth-In Lending Act (15 U.S.C. Section 1601, et seq.) or any similar state law in effect from time to time, unless the Lender and Borrower shall otherwise agree in a separate written agreement.

1.23 Person.   Any natural person or any entity, including any corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, trustee, or Governmental Authority.

1.24 Pledgor.   Evercore Group L.L.C. and any other Person which may from time to time execute a Third Party Pledge Agreement.

1.25 Request for Advance.   A written or telephonic request (or other form of request acceptable to the Lender) for an advance of principal under the Note submitted by Borrower to the Lender pursuant to this Agreement.

1.26 Security Documents.  Collectively, the Security Agreement dated on or about the date hereof (the “Security Agreement”) between Borrower and Lender and any other personal security agreements and pledge agreements now or hereafter executed by (a) Borrower pursuant to which Borrower grants a security interest to the Lender in any property or asset of any kind to secure any or all of the Obligations, and all extensions, renewals, modifications and replacements of any or all of such documents, and/or (b) any third Person (including Pledgor) pursuant to which such third Person grants a security interest to the Lender in any property or asset of any kind to secure any or all of the Obligations, and all extensions, renewals, modifications and replacements of any or all of such documents (each such agreement under this clause (b) being a “Third Party Pledge Agreement”).

1.27 Other Terms.  All accounting terms with an initial capital letter that are used but not defined in this Agreement shall have the respective meanings given to such terms in accordance with generally accepted accounting principles, consistently applied.

ARTICLE 2

DISBURSEMENT OF LOAN PROCEEDS

2.1 Line of Credit.   The Lender agrees, on the terms and conditions contained in this Agreement and the other Loan Documents, to make a Line of Credit Loan to Borrower during the period from the date of the Closing up to but not including the Maturity Date in the aggregate principal amount not to exceed at any time the lesser of (a) outstanding the amount of the Commitment or (b) the Borrowing Base.

2.2 Use of Loan Proceeds.   All proceeds of the Line of Credit Loan received by Borrower shall be used by Borrower solely for payment of those costs, charges, and other items shown in the Loan Disbursement Instructions executed by Borrower in connection with the Loan and for working capital or general corporate purposes. The Lender shall have no obligation to monitor or verify the use or application of any proceeds of Line of Credit Loan disbursed by the Lender. Borrower shall not, directly or indirectly, use all or any part of the Line of Credit Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (the “Board of Governors”) or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates or is inconsistent with Regulation X of the Board of Governors, unless such use has been expressly approved in writing by the Lender, in its discretion.

2.3 Initial Loan Fee.   Concurrently with or prior to the date of the Loan Closing, Borrower shall pay to the Lender the Loan Fee specified in the Loan Schedule. The entire amount of the Loan Fee shall be deemed to be fully earned by the Lender as of the date of the Loan Closing, and no part of the Loan Fee shall be refundable to Borrower, whether or not the principal balance of the Loan is prepaid or the Commitment is terminated prior to the Maturity Date.

2.4 Requests for Advances Under Line of Credit.   Each Request for Advance under the Line of Credit Loan shall indicate the proposed date for the Line of Credit Advance requested by Borrower in the Request for Advance (which date shall be no earlier than the next Business Day and is referred to as the “Advance Date”). Each Request for Advance shall be reasonably satisfactory to the Lender in form and substance. Each Advance Date shall be a Business Day. Provided that no Default or Event of Default has occurred and is continuing and that all representations and warranties in the Loan Documents are true and correct in all material respects on such date and that on such date Borrower has not failed to pay any obligations under any other agreement with Lender requiring the payment of money to Lender, not later than 4 P.M. Pacific Time on the Advance Date, the Lender shall make the Line of Credit Advance available to Borrower in immediately available funds by deposit or credit to an account in Borrower’s name established or to be established at one of the Lender’s offices, by check payable directly to Borrower or to a payee designated by Borrower, or by such other method as may be designated by the Lender, in each case as determined by the Lender.

2.5 Reliance by Lender.   The Lender may conclusively presume that all requests, statements, information, certifications, and representations, whether written or oral, submitted or made by Borrower or any of its agents to the Lender in connection with the Line of Credit Loan are true and correct, and the Lender shall be entitled to rely thereon, without investigation or inquiry of any kind by the Lender, in disbursing the Line of Credit Loan proceeds and taking or refraining from taking any other action in connection with the Line of Credit Loan. Without limiting the generality of this Section, Borrower acknowledges and agrees that (a) it is in the best interest of Borrower that the Lender respond to and be entitled to rely upon Requests for Advances that are given by Borrower in writing, by telephone, or by other telecommunication method acceptable to the Lender without the Lender having to inquire into the actual authority of the Person making such request and purporting to act on behalf of Borrower; (b) therefore, the Lender may conclusively rely on any and all Requests for Advances (whether made in writing, by telephone, or by other telecommunication method) made by (i) any Person who purports to be one of the agents of Borrower who has been authorized to act for Borrower in any resolution or other form of authorization of any kind delivered to the Lender (a “Borrower Authorization”); and (ii) any other Person who the Lender in good faith believes to be authorized to act for Borrower (notwithstanding the fact that such other Person is not identified in any Borrower Authorization); and (c) Borrower assumes all risks arising out of any lack of actual authority by any Person submitting any form of Request for Advance (whether made in writing, by telephone, or by other telecommunication method) to the Lender and the Lender’s reliance on such Request for Advance (except to the extent such reliance results from Lender’s gross negligence, bad faith or willful misconduct).

ARTICLE 3

BORROWER’S COVENANTS

3.1 Existence of Borrower.   Borrower shall maintain its existence in good standing under the laws of the state in which it is organized and maintain its qualification as a foreign entity in good standing in each jurisdiction in which the nature of its business requires qualification as a foreign entity (except for such jurisdictions where the failure to so qualify would not reasonably be expected to have a material adverse effect on Borrower’s business or the ability of Borrower to perform its obligations under the Loan Documents).

3.2 Books and Records; Inspections by Lender.   Borrower shall keep and maintain books and records relating to its business and the Collateral that are complete and accurate in all material respects. The Lender shall have access to such books and records at all reasonable times upon not less than five (5) Business Days prior written notice to Borrower for the purposes of examination, inspection, verification, copying and for any other reasonable purpose relating to the Loan Documents. Borrower authorizes the Lender, at its option but without any obligation of any kind to do so, to discuss the affairs, finances and accounts of Borrower and the Collateral with any of its officers and directors and, after an Event of Default has occurred and is continuing, with Borrower’s independent accountants and auditors, and Borrower authorizes all accountants and auditors employed or retained by Borrower to respond to and answer all requests from the Lender for financial and other information regarding Borrower. Borrower agrees not to assert the benefit of any accountant-client privilege precluding or limiting the disclosure or delivery of any of its books and records to the Lender (provided that Borrower will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any documents, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement to which the Borrower or its affiliates is a party, or (c) is subject to attorney-client privilege or constitutes attorney work product).

3.3 Reports.   Without limiting any of the other terms of the Loan Documents, from time to time within ten (10) Business Days (or such later time as Lender may reasonably agree) after the Lender’s written reasonable request to Borrower, Borrower shall deliver to the Lender such reports and information available to Borrower concerning the business, financial condition and affairs of Borrower or the Collateral as the Lender may reasonably request.

3.4 Payment of Obligations; Compliance with Financial Covenants.   Borrower shall pay all of its indebtedness under the Note and pay and perform all of its other Obligations under the Loan Documents as and when the same become due. Without limiting the generality of the immediately preceding sentence, Borrower shall comply with all of the financial covenants contained in Section 1 of Exhibit B (the “Financial Covenants”) and the other terms set forth in the Exhibit B.

3.5 Notice of Material Adverse Changes.   Borrower shall immediately notify the Lender in writing of (a) any material adverse change in the financial condition of any Loan Party; (b) any material adverse change in (including any material decline in the value of) the Collateral; and (c) any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower involving any claim or claims which, individually or in the aggregate, may cause or result in a material adverse change in the financial condition or business of Borrower or any material impairment in the ability of Borrower to carry on its business in substantially the same manner as it is now being conducted.

3.6 Further Assurances.   Upon the Lender’s request, Borrower shall execute and deliver to the Lender such further documents and agreements, in form and substance reasonably satisfactory to the Lender, as the Lender may reasonably require to grant, perfect, preserve or protect the validity of the security interests created or intended to be created by the Security Documents.

3.7 Claims.   Subject to Section 3.9, Borrower shall pay when due all claims which, if unpaid, might become a lien or charge on any or all of the properties or assets of Borrower.

3.8 Taxes.   Subject to Section 3.9, Borrower shall pay when due all foreign, federal, state and local taxes, assessments, and governmental charges now or hereafter levied upon or against Borrower or any of its properties or assets (including the Collateral), including all income, franchise, personal property, real property, excise, withholding, sales and use taxes.

3.9 Contest.   Borrower shall not be in default hereunder for failure to pay any tax, assessment, charge or claim referred to in Section 3.7 or 3.8 above (a) to the extent such failure would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of Borrower, or (b) to the extent Borrower is contesting the payment of such tax, assessment, charge or claim in good faith by appropriate proceedings or has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

3.10 Pension Plans.   Borrower shall pay all amounts necessary to fund any future employee benefit plans (if any) in accordance with their terms, and Borrower shall not permit the occurrence of any event with respect to any such plan which would result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or any other Governmental Authority, except where failure to make such payments, or where permitting such occurrence, would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of Borrower.

3.11 Insurance.   Borrower shall maintain insurance in at least such amounts and against at least such risks as Borrower believes (in the good faith judgment of management of Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis. Upon the Lender’s request, Borrower shall provide the Lender with evidence satisfactory to the Lender regarding the maintenance of the insurance required by this Section, including proof of premium payments and copies of insurance policies, certificates of insurance, and endorsements.

3.12 Maintenance of Properties.   Borrower shall maintain its properties in good condition and repair, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of Borrower.

3.13 Licenses.  Borrower shall maintain all Governmental Permits necessary for the ownership of its properties and the conduct of its businesses, except where the failure to do so would not reasonably be expected to have a material adverse effect on the Collateral or on the ability of Borrower to perform its obligations under the Loan Documents or on the business of Borrower.

3.14 Compliance with Applicable Laws.   Borrower shall at all times comply with and keep in effect all Governmental Permits relating to Borrower, the Collateral, and Borrower’s other assets, except where the failure to do so would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of Borrower. Borrower shall at all times comply with, and shall cause the Collateral to comply with (a) all Governmental Requirements, including all hazardous substance laws; (b) all requirements and orders of all judicial authorities which have jurisdiction over Borrower or the Collateral; and (c) all covenants, conditions, restrictions and other documents relating to Borrower or the Collateral, except in the case of each of the foregoing clauses (a), (b) and (c), where the failure to do so would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of Borrower.

3.15 Place of Business; Borrower’s Name.   Borrower shall promptly give the Lender written notice of any change in the location of Borrower’s chief executive office except that Borrower shall obtain Lender’s prior written consent (such consent not to be unreasonably withheld) thereto if the change in locations is to a place outside of the United States. Borrower shall give the Lender prompt written notice of any change of its name or doing business under any other name.

3.16 Sale; Merger.   Borrower shall not sell or transfer all or any substantial part of its assets, merge with or in to any other Person, or change its jurisdiction of organization in each case without at least 5 days’ prior written notice to Lender; provided that Borrower shall not be required to give prior notice to the extent doing so would violate any Governmental Requirements which cannot be satisfied by the execution of a confidentiality agreement by Lender; and provided further, that the provisions of this Section 3.16 shall not permit Borrower to transfer any Collateral in violation of any provisions of the Security Documents.

3.17 Other Financial Information.   Borrower shall deliver to Lender, or cause to be delivered to Lender, the financial information regarding the Loan Parties set forth on Exhibit B and such other financial information regarding the Loan Parties as Lender may reasonably request from time to time.

3.18 Collateral.   Borrower at all times will have (a) legal and equitable title to the Collateral, free of all liens and other interests, except Permitted Liens, and (b) the right to grant the security interest in the Collateral. The grant by Borrower of the security interest in the Collateral will at all times not violate any Governmental Requirements applicable to Borrower or any agreement to which Borrower is a party.

ARTICLE 4

DEFAULT AND REMEDIES

4.1 Events of Default.   The Lender, at its option, may declare Borrower to be in default under this Agreement and the other Loan Documents upon the occurrence and during the continuation of any or all of the following events (the declaration of such a default by the Lender shall constitute an “Event of Default”):

(a) Payment of Note and Other Monetary Obligations.   If Borrower fails to pay any of its indebtedness under the Note or pay any of its other obligations under the Loan Documents, in each case withinh five (5) days after the date on which such indebtedness or monetary obligation is due; provided, however, that the five (5) day grace period contained in this Section 4.1(a) shall not apply to Borrower’s obligation to pay the outstanding principal balance and all accrued and unpaid interest under the Note on the Maturity Date;

(b) Failure to Comply with Financial Covenants, Permit Inspections, or to Perform Certain Non-Monetary Obligations Under Other Loan Documents.   If (i) Borrower fails to comply with any or all of the Financial Covenants or the obligations under Section 2.3 of Exhibit B hereto; (ii) Borrower fails to permit any inspection the Collateral or any of Borrower’s books and records in accordance with the terms of the Loan Documents and such failure is not cured within five (5) days after notice thereof is given to Borrower; or (iii) Borrower breaches any of its non-monetary obligations to the Lender under any of the Loan Documents, which breach is not reasonably susceptible to being cured by Borrower;

(c) Performance of Non-Monetary Obligations Under Other Loan Documents Which are Curable.   If (i) Borrower fails to perform any of its non-monetary obligations to the Lender (other than those set forth in Section 4.1(b) above) under any of the Loan Documents when due; and (ii) if such non-monetary obligation is reasonably susceptible to being cured by Borrower, Borrower fails to diligently complete a cure of its breach of such non-monetary obligation as soon as reasonably practicable after written notice by the Lender to Borrower setting forth such non-monetary breach, but in any event within thirty (30) days after such notice is given; provided, however, that the thirty (30) day cure period contained in this Section 4.1(c) shall not be deemed to apply if Borrower commits more than two (2) such non-monetary breaches within any twelve (12) calendar month period. Without limiting any of the terms of this Section 4.1(c), the cure provision contained in this Section 4.1(c) (the “Cure Provision”) shall not apply with respect to Borrower’s failure to comply with the Financial Covenants or Borrower’s breach of any material non-monetary obligation of Borrower that is not reasonably susceptible to being cured by Borrower, including any transfer of the Collateral in violation of the terms of the Loan Documents.

(d) Misrepresentation.   If any representation or warranty submitted or made by Borrower to the Lender in connection with the Line of Credit Loan is false or misleading in any material respect as of the date hereof;

(e) Insolvency of Borrower.   If (i) a petition is filed by or against Borrower under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law; (ii) a receiver, liquidator, trustee, custodian, sequestrator, or other similar official is appointed to take possession of Borrower, the Collateral, or any material part of Borrower’s other assets, or Borrower consents to such appointment; (iii) Borrower makes a general assignment for the benefit of creditors; or (iv) Borrower takes any action in furtherance of any of the foregoing; provided, however, that Borrower shall have sixty (60) days within which to cause any involuntary bankruptcy proceeding to be dismissed or the involuntary appointment of any receiver, liquidator, trustee, custodian, or sequestrator to be discharged. The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure provisions contained in the Loan Documents;

(f) Insolvency of Other Persons.   If any of the events specified in clauses (i) through (iv) of Section 4.1(e) above occurs with respect to any other Loan Party, as if such Loan Party were the Borrower described therein;

(g) Performance of Obligations to Third Persons. If any Loan Party fails to pay any of its indebtedness or to perform any of its obligations when due, in each case, under any document between such Loan Party and any other Person and such failure to pay or perform entitles the holder thereof to accelerate such indebtedness, provided that such failure shall constitute a default hereunder only if the aggregate principal amount of the outstanding indebtedness exceeds $5,000,000.00;

(h) Attachment.   If all or any material part of the Collateral or the other assets of any Loan Party are attached, seized, subjected to a writ or levied upon by any court process and Borrower, such Loan Party fails to cause such attachment, seizure, writ or levy to be fully released or removed within sixty (60) days after the occurrence of such event. The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure periods contained in the Loan Documents;

(i) Injunctions.   If a court order is entered against any Loan Party enjoining the conduct of all or a material part of such Person’s business, such Loan Party fails to cause such injunction to be fully stayed, dissolved or removed within sixty (60) days after such order is entered. The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure periods contained in the Loan Documents;

(j) Dissolution.   The dissolution, liquidation, or termination of existence of Loan Party;

(k) Transfers of Interests.   The sale or transfer of an aggregate of more than twenty-five percent (25%) of the beneficial interests in Borrower (other than to any other Loan Party or any affiliate of any Loan Party) without the Lender’s prior written consent;

(l) Impairment of Security Interest or Lender’s Rights.   If (i) the validity or priority of the Lender’s security interest in the Collateral is impaired for any reason; or (ii) the value of the Collateral has deteriorated, declined or depreciated as a result of any intentional act or omission by a Loan Party; or

(m) Default by Guarantors/Pledgor.   If any default occurs under any of the Guaranties or Third Party Pledge Agreements and is not cured within any applicable cure period, if any Guarantor or Pledgor fails to pay any of its indebtedness or perform any of its obligations under any of the Guaranties or Third Party Pledge Agreements when due (after giving effect to any applicable cure period), or if any Guarantor or Pledgor revokes, limits or terminates or attempts to revoke, limit or terminate any of the obligations of any Guarantor or Pledgor under any of the Guaranties or Third Party Pledge Agreements; or

(n) Misrepresentation by Guarantors/Pledgor.   If any representation or warranty submitted or made by any Loan Party to the Lender in connection with the Loan or any other extension of credit by the Lender to any Loan Party, now or in the future, is false or misleading in any material respect;

(o) Material Adverse Change.   If there is a material adverse change in the financial condition of Borrower and its affiliates, taken as a whole, after the date hereof and Lender gives Borrower written notice of the basis on which such determination has been made, and the Lender reasonably determines that such change materially impairs Borrower’s ability to perform any or all of the Obligations.

4.2 Remedies.   Upon the Lender’s election to declare Borrower to be in default under the Loan Documents pursuant to Section 4.1 above, Borrower shall be deemed to be in default under the Loan Documents, and the Lender shall have the right to do any or all of the following:

(a) Acceleration.   The Lender shall have the right to declare any or all of the Obligations to be immediately due and payable, including the entire principal amount and all accrued but unpaid interest under the Note, and notwithstanding the Maturity Date, such Obligations shall thereupon be immediately due and payable;

(b) Remedies Under Other Loan Documents.   The Lender may exercise any or all rights and remedies which the Lender may have under any or all of the Loan Documents and applicable law;

(c) Discontinuation of Disbursements.   The Lender may discontinue or withhold any or all advances of the proceeds of Line of Credit Loan, and the Lender shall have no further obligation to make any Line of Credit Advance; and

(d) Discontinuation of Other Extensions of Credit.   The Lender may discontinue advancing money or extending credit to or for the benefit of Borrower in connection with any other document between the Lender and Borrower.

Notwithstanding the preceding provisions of this Section 4.2, if an Event of Default described in Section 4.1(e) shall occur, then all of the Obligations under the Loan Documents shall, automatically and without any action of or notice by Lender, become immediately due and payable and Lender’s commitment to lend under the Note and the other Loan Documents shall automatically terminate.

4.3 Transfer of Assets of Guarantor.   If Borrower or any Guarantor notifies Lender of the sale, lease abandonment or other disposition or transfer by any Guarantor of all or substantially all of its assets under Section 13(b)(i) of the Continuing Guaranty or under any other Guaranties, then Lender in its discretion shall have the right, for a period of 30 days after receipt of such notice, to accelerate the Obligations under Section 4.2(a) hereof and to exercise its rights and remedies under the Loan Documents.

ARTICLE 5

WARRANTIES AND REPRESENTATIONS

5.1 Borrower’s Warranties and Representations.   As a material inducement to the Lender’s extension of credit to Borrower in connection with the Line of Credit Loan, Borrower warrants and represents to the Lender as follows:

(a) Existence.   Borrower is duly organized, validly existing and in good standing under the laws of the state of Delaware, and Borrower is qualified to do business and is in good standing in New York and each other jurisdiction in which the ownership of the Collateral or its other assets, or the conduct of its business, requires qualification as a foreign entity (except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the Collateral, the ability of Borrower to perform its obligations under the Loan Documents or on Borrower’s business).

(b) Authority to Own Assets; Collateral.   Borrower has the full power and authority to own its assets and to transact the business in which it is now engaged. Borrower is the owner of all of the Collateral in which it has granted to Lender a security interest and has the right to grant Lender the security interest in the Collateral.

(c) Authority to Execute Loan Documents.   Borrower has the full power and authority to execute, deliver and perform its obligations under the Loan Documents and grant the security interests in the Collateral, and the execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Borrower. The Person or Persons signing the Loan Documents on behalf of Borrower are duly authorized to execute the Loan Documents and all other documents necessary to consummate the Line of Credit Loan on behalf of Borrower.

(d) Valid Obligations.  The Loan Documents are legal, valid and binding obligations of Borrower, each Guarantor and Pledgor, respectively, enforceable in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally). The Security Agreement is effective to create a valid security interest in the Collateral.

(e) No Consents Required.   No consent of any other Person and no consent, approval, authorization or other action by or filing with any Governmental Authority not previously obtained by Borrower is required in connection with the execution, delivery and performance of the Loan Documents by Borrower or the grant by Borrower of the security interest in the Collateral, except for filings required by the Security Documents.

(f) Chief Executive Office.   Borrower’s chief executive office as of the date hereof is located at the address set forth in Section 1.3 of Exhibit A.

(g) Borrower’s Name.   Borrower has set forth above its full and correct name as of the date hereof, and as of such date Borrower does not use any other names or tradenames, except for the tradenames disclosed in the Loan Schedule.

(h) No Violations.   The execution, delivery and performance of the Loan Documents and compliance with their respective terms will not conflict with or result in a violation or breach of any of the terms or conditions of any material document to which Borrower is a party or by which Borrower is bound or any order or judgment of any court or Governmental Authority binding on Borrower.

(i) Organizational Documents.   Borrower’s execution, delivery and performance of the Loan Documents and Borrower’s compliance with their respective terms (i) will not violate any Governmental Requirements applicable to Borrower; or (ii) Borrower’s Certificate of Formation or Limited Liability Company Agreement, of which Borrower has furnished Lender accurate and complete copies.

(j) Tax Claims.   There are no claims or adjustments proposed by any taxing authority for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower that would reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of Borrower. Each Loan Party has filed all federal, state and local tax returns required to be filed under applicable Governmental Requirements and has paid all taxes, assessments, fees, penalties, and other governmental charges that are due and payable in connection therewith, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of Borrower.

(k) Litigation.   To the best of Borrower’s knowledge, there are no actions, suits, proceedings or investigations pending or threatened against or affecting any Loan Party in any court or before any other Governmental Authority which would reasonably be expected to have a material adverse effect on the Collateral, the ability of Borrower to perform its obligations under the Loan Documents or on the business of Borrower.

(l) Margin Stock.   Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Line of Credit Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, unless such use is approved in writing by the Lender or otherwise expressly contemplated by the Loan Documents.

(m) Licenses and Governmental Requirements.   No Loan Party (i) is in violation in any material respect of any Governmental Permits or Governmental Requirements (including all hazardous substance laws) to which it is subject; or (ii) has failed to obtain any Governmental Permits necessary for the ownership of its properties or the conduct of its business.

(n) Validity of Collateral.   Each account receivable which is a part of the Collateral is (or will be when arising) a valid obligation of the account debtor.

5.2 OFAC; Patriot Act Compliance.

(a) Borrower is not a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) to its knowledge, who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) who is on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order (“OFAC”).

(b) Borrower is in compliance with the Patriot Act in all material respects. No proceeds of the Line of Credit Loan will be used, directly or, to its knowledge, indirectly, for payments to any governmental official or employee, political party or its officials, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.3 Borrower’s Warranties.   Borrower’s warranties and representations set forth in Section 5.1 above shall be true and correct at the time of execution of this Agreement and as of the date of the Loan Closing, shall survive the closing of the Line of Credit Loan, and shall be true and correct in all material respects as of the date on which such warranties and representations are given. For purposes of this Agreement and the other Loan Documents, the term “to the best of Borrower’s knowledge” shall be deemed to mean to the best knowledge of Borrower after a commercially reasonable and diligent investigation, inspection and inquiry by Borrower.

ARTICLE 6

MISCELLANEOUS

6.1 Relationship of Parties.   The Lender shall not be deemed to be, nor do the Lender or Borrower intend that the Lender shall ever become, a partner, joint venturer, trustee, fiduciary, manager, controlling person, or other business associate or participant of any kind in the business or affairs of Borrower, whether as a result of the Loan Documents or any of the transactions contemplated by the Loan Documents. In exercising its rights and remedies under the Loan Documents, the Lender shall at all times be acting only as a lender to Borrower within the normal and usual scope of activities of a lender.

6.2 Indemnification.   Borrower shall indemnify and hold the Lender and its officers, directors, agents, employees, representatives, shareholders, affiliates, successors and assigns (collectively, the “Indemnified Parties”) harmless from and against any and all claims, demands, damages (including special and consequential damages to the extent such damages are awarded against an Indemnified Party in a third party claim), liabilities, actions, causes of action, legal proceedings, administrative proceedings, suits, injuries, costs, losses, debts, liens, interest, fines, charges, penalties and expenses (including attorneys’, accountants’, consultants’, and expert witness fees and costs) of every kind and nature (collectively, the “Claims”) arising directly or indirectly out of or relating to any or all of the following: (i) Borrower’s breach of any of its Obligations or warranties under the Loan Documents; (ii) any act or omission by Borrower or any of its employees or agents; (iii) Borrower’s use of the Collateral or any other activity or thing allowed or suffered by Borrower to be done on or about the any of Borrower’s properties; and (iv) any claims for commissions, finder’s fees or brokerage fees arising out of the Line of Credit Loan or the transactions contemplated by the Loan Documents, if such claim is based on any act, omission or agreement by Borrower or any Affiliate. Notwithstanding anything to the contrary contained in this Section, Borrower shall not be obligated to indemnify any Indemnified Party for any liabilities resulting solely from the gross negligence, willful misconduct or intentional tortious conduct of such Indemnified Party which such Indemnified Party is determined by the final judgment of a court of competent jurisdiction to have committed. Borrower’s obligation to indemnify the Indemnified Parties under this Section 6.2 shall survive the cancellation of the Note and the release of the Lender’s security interests under the Security Documents.

6.3 [Intentionally Left Blank]

6.4 Actions.   Whether or not an Event of Default has occurred, the Lender shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which the Lender determines may affect (a) the Collateral; (b) Borrower’s or the Lender’s respective rights or obligations under the Loan Documents; (c) the Line of Credit Loan; or (d) the disbursement of any proceeds of the Line of Credit Loan.

6.5 Lender Expenses.   Upon Lender’s demand, Borrower shall reimburse Lender for all reasonable and documented Lender Expenses.

6.6 No Third Party Beneficiaries.   The Loan Documents are entered into for the sole protection and benefit of the Lender, Borrower and Guarantors, as applicable, and their respective permitted successors and assigns. No other Person shall have any rights or causes of action under the Loan Documents.

6.7 Documents.   The form and substance of all documents and instruments which Borrower is required to deliver to the Lender under this Agreement shall be subject to the Lender’s reasonable approval.

6.8 Notices.   All notices and demands by the Lender to Borrower under this Agreement shall be in writing and shall be effective on the earliest of (a) personal delivery to Borrower; (b) two (2) days after deposit in first class or certified United States mail, postage prepaid, addressed to Borrower at the address set forth in the Loan Schedule; and (c) one (1) business day after deposit with a reputable overnight delivery service, delivery charges prepaid, addressed to Borrower at the address set forth in the Loan Schedule. All notices and demands by Borrower to the Lender under this Agreement shall be in writing and shall be effective on actual receipt by the Lender at the Lender’s address shown in the Loan Schedule; provided, however, that non-receipt of any such notice or demand by the Lender as a result of the Lender’s refusal to accept delivery or the Lender’s failure to notify Borrower of the Lender’s change of address shall be deemed to constitute receipt by the Lender. The addresses specified in the Loan Schedule may be changed by notice given in accordance with this Section.

6.9 Severability; No Offsets.   If any provision of the Loan Documents shall be held by any court of competent jurisdiction to be unlawful, voidable, void, or unenforceable for any reason, such provision shall be deemed to be severable from and shall in no way affect the validity or enforceability of the remaining provisions of the Loan Documents. No Obligations shall be offset by all or part of any claim, cause of action, or cross-claim of any kind, whether liquidated or unliquidated, which Borrower now has or may hereafter acquire or allege to have acquired against the Lender. To the fullest extent permitted by law, Borrower waives the benefits of any applicable law, regulation, or procedure which provides, in substance, that where cross demands for money exist between parties at any point in time when neither demand is barred by the applicable statute of limitations, and an action is thereafter commenced by one such party, the other party may assert the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would at the time of filing the response be barred by the applicable statute of limitations.

6.10 Interpretation.   Whenever the context of this Agreement reasonably requires, all words used in the singular shall be deemed to have been used in the plural, and the neuter gender shall be deemed to include the masculine and feminine gender, and vice versa. The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement. For purposes of this Agreement, (a) the term “including” shall be deemed to mean “including without limitation”; (b) the term “document” shall be deemed to include all written contracts, commitments, agreements, and instruments; and (c) the term “discretion,” when applied to any determination, consent, or approval right by the Lender, shall be deemed to mean the Lender’s sole but good faith business judgment.

6.11 Time of the Essence.   Time is of the essence in the performance of each provision of the Loan Documents by Borrower and/or any Guarantors.

6.12 Amendments.   The Loan Documents (excluding the Guaranties and Third Party Pledge Agreements) may be modified only by a written agreement signed by Borrower and the Lender. Notwithstanding the foregoing or any other terms in this Agreement, the Note or other Loan Documents, the Line of Credit Loan may be renewed or the Maturity Date extended repeatedly and/or for any length of time as mutually agreed to by Lender and Borrower.

6.13 Counterparts.   This Agreement and each of the other Loan Documents may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same document.

6.14 Entire Agreement.   The Loan Documents contain the entire agreement concerning the subject matter of the Loan Documents and supersede all prior and contemporaneous negotiations, agreements, statements, understandings, terms, conditions, representations and warranties, whether oral or written, by and among the Lender, Borrower and Guarantors concerning the Loan which is the subject matter of the Loan Documents.

6.15 No Waiver by Lender.   No waiver by the Lender of any of its rights or remedies in connection with the Obligations or of any of the terms or conditions of the Loan Documents shall be effective unless such waiver is in writing and signed by the Lender.

6.16 Cumulative Remedies.   No right or remedy of the Lender under this Agreement or the other Loan Documents shall be exclusive of any other right or remedy under the Loan Documents or to which the Lender may be entitled. The Lender’s rights and remedies under the Loan Documents are cumulative and in addition to all other rights and remedies which the Lender may have under any other document with Borrower and under applicable law.

6.17 Joint and Several Liability.   [Intentionally Deleted]

6.18 Assignment.   Borrower shall not assign, encumber, or otherwise transfer any or all of Borrower’s rights under the Loan Documents, whether voluntarily, involuntarily, or by operation of law, without the Lender’s prior written consent, which consent may be withheld in the Lender’s discretion. Unless an Event of Default exists or the Lender is merged into or otherwise acquired by a third Person, in which case no consent shall be required, Lender shall not assign, encumber or otherwise transfer any or all of Lender’s rights under the Loan Documents, whether voluntarily, involuntarily, or by operation of law, without Borrower’s prior written consent, which consent may not be unreasonably withheld (provided, that if in any case that Borrower’s consent is required, the refusal of Borrower to consent to the assignment, encumbrance or other transfer to a Competitor shall not be deemed unreasonable). For purposes of this Section 6.18, “Competitor” means any direct corporate competitor of Borrower or any of its affiliates operating as an investment bank advisory firm and/or institutional asset manager. Any purported assignment, encumbrance or transfer by either party in violation of this Section shall be void.

6.19 Waivers.   Borrower waives presentment, demand for payment, protest, notice of demand, dishonor, protest and non-payment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of the Loan Documents. Borrower waives the right to assert any statute of limitations as a defense to the enforcement of any or all of the Loan Documents to the fullest extent permitted by law. In the event of Borrower’s payment in partial satisfaction of any or all of the Obligations, Lender shall have the sole and exclusive right and authority to designate the portion of the Obligations that is to be satisfied. Borrower and all Persons holding a lien of any kind affecting all or part of the Collateral who have actual or constructive notice of this Agreement waive (a) all rights to require marshalling of assets or liens in the event of Lender’s exercise of any of its rights and remedies under the Loan Documents; and (b) all rights to require Lender to exercise any other right or power or to pursue any other remedy which Lender may have under any document or applicable law before exercising any other such right, power, or remedy.

6.20 Applicable Law; Jurisdiction.   The Loan Documents shall be governed by and construed in accordance with the laws of the State of California. Each party hereto agrees that the courts of the State of California and Federal District Courts located in San Francisco County, California, shall have exclusive jurisdiction and venue of any action or proceeding directly or indirectly arising out of or related to the negotiation, execution, delivery, performance, breach, enforcement or interpretation of this Agreement and all of the other Loan Documents or any of the transactions contemplated by or related to any or all of the Loan Documents, regardless of whether or not any claim, counterclaim or defense in any such action or proceeding is characterized as arising out of fraud, negligence, intentional misconduct, breach of contract or fiduciary duty, or violation of any Governmental Requirements. Each party hereto irrevocably consents to the personal jurisdiction of such courts, to such venue, and to the service of process in the manner provided for the giving of notices in this Agreement. Each party hereto waives all objections to such jurisdiction and venue, including all objections that are based upon inconvenience or the nature of the forum.

6.21 Waiver of Right to Jury Trial.   Each party hereto irrevocably waives all rights to a jury trial in any action, suit, proceeding or counterclaim of any kind directly or indirectly arising out of or in any way relating to the Line of Credit Loan, this Agreement, any agreement securing the Note, or any of the other Loan Documents, any or all of the collateral securing the Line of Credit Loan, or any of the transactions which are contemplated by the Loan Documents. The jury trial waiver contained in this section is intended to apply, to the fullest extent permitted by law, to any and all disputes and controversies that arise out of or in any way related to any or all of the matters described in the immediately preceding sentence, including without limitation contract claims, tort claims, and all other common law and statutory claims of any kind. This Agreement may be filed with any court of competent jurisdiction as each party’s written consent to such party’s waiver of a jury trial.

In the event that the jury trial waiver provisions of the preceding paragraph are for any reason invalid or unenforceable, the parties desire that any litigation or proceeding be resolved by a judge or retired judge applying the applicable law. Therefore, the parties agree to refer, for a complete and final adjudication, any and all issues of fact or law involved in any litigation or proceeding (including, without limitation, all discovery and law and motion matters, pretrial motions, trial matters, and post-trial motions (e.g., motions for reconsideration, new trial and to tax costs, attorneys’ fees and prejudgment interest)) up to and including final judgment, brought to resolve any claim dispute covered by the preceding paragraph to a judicial referee who shall be appointed under a general reference pursuant to California Code of Civil Procedure Section 638 or comparable provisions of federal law. The referee’s decision will stand as the decision of the court, with judgment to be entered on his/her statement of decision in the same manner as if the action had been tried by the court. Said parties shall select a single neutral referee, who shall be a retired state or federal judge, with at least five years of judicial experience in civil matters. In the event that said parties cannot agree upon a referee, the referee shall be appointed by the court. The non-prevailing party shall bear the fees and expenses of the referee unless the referee otherwise provides in the statement of decision.

6.22 Borrower Acknowledgement.   Borrower acknowledges and agrees that (1) Borrower has carefully read and understands all of the terms of the Loan Documents; (2) Borrower has executed the Loan Documents freely and voluntarily, after having consulted with Borrower’s independent legal counsel and after having had all of the terms of the Loan Documents explained to it by its independent legal counsel or after having had a full and adequate opportunity to consult with Borrower’s independent legal counsel; (3) the waivers contained in the Loan Documents are reasonable, not contrary to public policy or law, and have been intentionally, intelligently, knowingly, and voluntarily agreed to by Borrower; (4) the waivers contained in the Loan Documents have been agreed to by Borrower with full knowledge of their significance and consequences, including full knowledge of the specific nature of any rights or defenses which Borrower has agreed to waive pursuant to the Loan Documents; (5) Borrower has had a full and adequate opportunity to negotiate the terms contained in the Loan Documents; (6) Borrower is experienced in and familiar with loan transactions of the type evidenced by the Loan Documents; and (7) the waivers contained in the Loan Documents are material inducements to the Lender’s extension of credit to Borrower, and the Lender has relied on such waivers in making the Line of Credit Loan to Borrower and will continue to rely on such waivers in any related future dealings with Borrower. The waivers contained in the Loan Documents shall apply to all subsequent extensions, renewals, modifications, and replacements of the Loan Documents, except to the extent expressly provided therein.

6.23 Successors.   Subject to the restrictions contained in the Loan Documents, the Loan Documents shall be binding upon and inure to the benefit of the Lender and Borrower and their respective permitted successors and assigns.

6.24 Termination.   The Borrower may, at any time, in whole permanently terminate the Commitment upon prior written notice to the Lender. Upon any such termination and repayment in full of any outstanding Line of Credit Loan, accrued interest and any fees and expenses under the Loan Documents, the Lender shall execute and deliver to the Borrower and/or authorize the filing of, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination and the release of liens and termination of each Loan Document.

6.25 Confidentiality.   Lender will hold, and will cause its representatives to hold, all of the Confidential Information (as defined herein) of Borrower or any other Loan Party in confidence in accordance with Lender’s customary practices for handling such information unless Lender is compelled to disclose the Confidential Information by judicial or administrative process or by other requirements of applicable law; provided, however, that if, in the course of any legal or administrative proceedings or as otherwise required by applicable law, Lender is requested or required to disclose Confidential Information, Lender will, prior to any disclosure and within five (5) calendar days, but only in the event Lender is not legally precluded from doing so, notify Borrower in writing and provide Borrower with copies of any such written request or demand so that Borrower may at its own expense seek a protective order or other appropriate remedy or waive in writing the provisions of this section to the extent necessary (provided that one or the other be done). The parties shall cooperate with each other to obtain a protective order or other reliable assurance that confidential treatment will be afforded to designated portions of the Confidential Information. If no protective order or other remedy is obtained and Borrower has not waived compliance with this section, and if Lender’s counsel is of the opinion that Lender is legally required to disclose Confidential Information under applicable law, Lender may do so without liability to Borrower, except that disclosure of Confidential Information shall be limited to the information actually required to be disclosed pursuant to applicable law. “Confidential Information” means all documents and information concerning any Loan Party which is furnished to Lender by or on behalf of such entity in connection with the Loan, except that Confidential Information shall not include documents or information that can be shown to have (i) been already in the possession of Lender, provided that such information is not known by Lender to be subject to another confidentiality agreement with or other obligation of secrecy to any Loan Party or another party; (ii) been filed with (or contained in any filing with) the SEC, FINRA or any other of the Governmental Authorities with jurisdiction over any Loan Party or made part of any press release or other public disclosure by Borrower or any of its affiliates; or (iii) becomes generally available to the public other than as a result of a disclosure by Lender or becomes available to Lender on a non-confidential basis from a source other than a Loan Party or its representatives, provided that such source is not known, after due inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy to Borrower or another party. Nothing in this section requires the Lender to seek Borrower’s consent or permission to disclose Confidential Information to Lender’s employees, directors, agents, counsel, auditors, regulators or similarly-situated parties.

Borrower:		Lender:

Evercore Partners Services East L.L.C.		First Republic Bank

By:	/s/ Robert B. Walsh	By:	/s/ Stephen J. Szanto

Name:	Robert B. Walsh	Name:	Stephen J. Szanto

Title:	CFO	Title:	Managing Director

Exhibit A

LOAN SCHEDULE

This Loan Schedule is an integral part of the Line of Credit Loan Agreement between the Lender and Borrower, and the following terms are incorporated in and made a part of the Loan Agreement to which this Loan Schedule is attached:

1.	Borrower: Borrower represents that its name, address and trade name are as follows:

1.1	Name:	Evercore Partners Services East L.L.C.

1.2	Trade Name or DBA:	None

1.3	Notice Address:	c/o Evercore Partners Inc.
55 East 52nd Street
New York, NY 10055
Attn: Robert B. Walsh
With a copy to: Adam B. Frankel

2.	Guarantors: Each of Evercore LP and Evercore Group Holdings L.P.

Pledgor:  Evercore Group L.L.C.

3.	Lender’s Notice Address:	First Republic Bank
111 Pine Street
San Francisco, California 94111
Attention: Manager, Commercial Loan Operations

4.	Fees. Borrower hereby agrees to pay to Lender the following fees at the times specified.

4.1 Loan Fees.  A loan fee of $125,000.00 and a documentation fee of $1,000.

4.2 Other Fees.  Any other fees payable concurrently herewith and detailed on the Loan Disbursement Instructions.

5.	Nature of Line of Credit Loan. The Line of Credit Loan is a revolving line of credit loan, and within the limits of the Commitment and the Borrowing Base, and subject to the terms and conditions of this Agreement and the other Loan Documents, Borrower may borrow, prepay and reborrow the principal amount of the Line of Credit Loan from time to time.

6.	Account Authorizations.

6.1 Automatic Payment Authorization.  Borrower authorizes the Lender to make automatic deductions (“Auto Debit”) from the following deposit account (the “Account”) maintained by Borrower at Lender’s offices in order to pay, when and as due, all installment payments of interest, and/or principal, renewal, modification or other fees or payments (a “Payment”) that Borrower is required or obligated to pay Lender under the Note:

Account No:

Without limiting any of the terms of the Loan Documents, Borrower acknowledges and agrees that if Borrower defaults in its obligation to make a Payment because the collected funds in the Account are insufficient to make such Payment in full on the date that such Payment is due, then Borrower shall be responsible for all late payment charges and other consequences of such default by Borrower under the terms of the Loan Documents.

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6.2 Revocation of Authorization.  Subject to the Section immediately following this Section, this authorization shall continue in full force and effect until the date which is five (5) business days after the date on which Lender actually receives written notice from Borrower expressly revoking the authority granted to the Lender to charge the Account for Payments in connection with the Line of Credit Loan. No such revocation by Borrower shall in any way release Borrower from or otherwise affect Borrower’s obligations under the Loan Documents, including Borrower’s obligations to continue to make all Payments required under the terms of the Note.

6.3 Termination by Lender.  The Lender, at its option and in its discretion, reserves the right to terminate the arrangement for Auto Debit pursuant to this Section at any time effective upon written notice of such election (a “Termination Notice”) given by Lender to Borrower. Without limiting the generality of the immediately preceding sentence, the Lender may elect to give Borrower a Termination Notice for Cause. “Cause” shall mean the failure of Borrower to comply with any of the Lender’s rules, regulations, or policies relating to the Account, including requirements regarding minimum balance, service charges, overdrafts, insufficient funds, uncollected funds, returned items, and limitations on withdrawals.

6.4 Increase in Interest Rate Upon Termination of Auto Debit.  The date on which the arrangement for Auto Debit terminates as a result of Borrower’s revocation of such arrangement or any Termination Notice given by the Lender for Cause, is referred to as the “Auto Debit Termination Date”. Borrower acknowledges and agrees that the Lender would not have been willing to make the Line of Credit Loan at the interest rate contained in the Note in the absence of the arrangement for Auto Debit from the Account pursuant to this authorization. Therefore, effective on the first due date of a Payment following the Auto Debit Termination Date, Lender, at its option and in its discretion, shall have the right to increase the interest rate on the outstanding principal balance of the Note to a rate which is equal to one-half of one percent (0.5%) per annum (the “Percentage Rate Increase”) above the otherwise applicable interest rate under the terms of the Note.

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Exhibit B

COVENANTS

This Exhibit B is an integral part of the Agreement between the Lender and Borrower, and the following terms are incorporated in and made a part of the Agreement to which this Exhibit B is attached:

1.	Financial Covenants.

1.1 No Additional Indebtedness.  Without the prior written consent of the Lender, Borrower: (a) shall not incur indebtedness for borrowed money during the term of this Agreement, excluding (i) debts owing by Borrower as of the date of this Agreement that were previously disclosed in writing to Lender (other than those that are being paid substantially concurrently with the funding of the Line of Credit Loan), (ii) other borrowing from the Lender (or an affiliate of Lender), (iii) unsecured debt incurred in the ordinary course of business, (iv) indebtedness incurred to finance the acquisition, construction or improvement of any fixed asset or capital asset (including capital lease obligations), and any indebtedness assumed in connection with the acquisition of any such assets, and (v) debts owed by Borrower to another Loan Party or any affiliate of a Loan Party; and (b) shall not directly or indirectly make, create, incur, assume or permit to exist any guaranty of any kind of any indebtedness or other obligation of any other Person during the term of this Agreement, excluding any guaranties by Borrower as of the date of this Agreement previously disclosed in writing to Lender and unsecured guaranties in respect of indebtedness of Borrower’s affiliates if Borrower would have been able to incur such indebtedness directly under the foregoing clause (a) hereof (including any relevant dollar limit set forth therein).

1.2 Days Out of Debt.  Borrower shall cause the balance on all outstanding Line of Credit Advances under the Line of Credit Loan to be reduced to $0.00 for thirty (30) consecutive days between the date of this Agreement and the Maturity Date, and for each consecutive 12-month period thereafter that the Line of Credit Loan is renewed by Lender in its discretion.

1.3 Borrowing Base.  During the term of this Agreement, the outstanding principal balance of the Line of Credit Loan shall not, for each calendar quarter or, if applicable, interim calendar month (as described below), exceed the lesser of the Commitment or the Borrowing Base for such quarter or month (the “Available Amount”). The Borrowing Base shall be determined for each calendar quarter during the term of this Agreement based on the accounts receivable aging statement received for the most recently ended fiscal quarter, and shall remain in effect during such calendar quarter until delivery of the next quarterly or interim accounts receivable aging statement; provided that during any calendar quarter the Pledgor may, at its election and as long as no Event of Default has occurred and is continuing, submit an interim monthly statement of Eligible Accounts Receivable setting forth the Eligible Accounts Receivable of the Pledgor as of the last day of an interim calendar month, in which case, the Borrowing Base shall be determined by reference to the last day of such calendar month for which the accounts receivable aging statement has been delivered.

As used in the Loan Documents, the term “Borrowing Base” means, for each calendar quarter or month, as the case may be, the sum of (A) the product of the Eligible Accounts Receivable of Pledgor as of the last day of the immediately preceding calendar quarter, or in the event the Pledgor submits an interim monthly statement of Eligible Accounts Receivable as provided above, as of the last day of the immediately preceding calendar month, in each case, multiplied by 80% and (B) the aggregate amount of cash and cash equivalents of the Borrower held in a designated blocked account of the Borrower with the Lender or an affiliate of the Lender (the “Designated Account”). As used in the Loan Documents, the term “Eligible Accounts Receivable” means all bona fide accounts receivable generated in the ordinary course of business of the Pledgor; provided, however, that the term Eligible Accounts Receivable shall not include any accounts receivable:

(a) that have been invoiced and not paid within 120 days of the due date;

(b) for which any of the actions described in Sections 4.1(e), (h), (i) or (j) hereof has occurred with respect to the account debtor;

(c) with respect to which the account debtor disputes liability or makes any claim and Lender and the Borrower reasonably agree that there is a basis for such dispute (but only up to the disputed or claimed amount);

(d) with respect to which the Pledgor owes the account debtor, but only to the amount owed (i.e., contra accounts); or

(e) with respect to which the account debtor is an affiliate of the Pledgor, an officer or director of the Pledgor or any affiliate of the Pledgor, or any Person having the power or ability to control the Pledgor.

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The Eligible Accounts Receivable shall be determined from the quarterly or (if applicable) interim monthly accounts receivable aging statement submitted by the Pledgor pursuant to this Agreement.

Borrower shall have no authority to request or draw any Line of Credit Advance which, when added to the then outstanding principal balance of the Line of Credit Loan, would exceed the Available Amount, and Lender shall have no obligation to fund any Line of Credit Advance which would result in the Available Amount being exceeded. If at any time the outstanding principal balance of the Line of Credit Loan exceeds the Available Amount, Borrower shall within two (2) Business Days (i) pay down the principal balance by no less than the amount of such excess or (ii) deposit funds into the Designated Account in an amount at least equal to such excess.

Borrower may withdraw funds from the Designated Account only upon prior written notice to Lender (a) one time in conjunction with delivery of each accounts receivable aging statement demonstrating that the outstanding principal balance of the Line of Credit Loan is less than the Available Amount, (b) in such amount as would not cause the balance of the Line of Credit Loan to exceed the Available Amount at that time, and (c) as long as no Event of Default has occurred and is continuing.

2.	Reporting Covenants.

2.1 Annual Financial Statements for Guarantor/Pledgor.  Borrower shall ensure that Evercore LP and Evercore Group L.L.C. shall deliver to Lender annual financial statements, including balance sheet and income statements, within 180 days after the end of each such entity’s fiscal year, which financial statements shall be audited by an independent certified public accountant of national standing (or otherwise reasonably acceptable to Lender).

2.2 Interim Financial Statements for Pledgor.  Borrower shall ensure that Evercore Group L.L.C. shall deliver to Lender internally prepared quarterly financial statements (excluding notes thereto), including balance sheet and income statements (in each case, excluding any notes thereto), within 90 days after the end of each fiscal quarter, certified by such entity’s chief financial officer or other officer or representative of such entity acceptable to Lender. Such quarterly financials shall be delivered for the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ended June 30, 2013.

2.3 Accounts Receivable Aging Statement for Pledgor.  Borrower shall ensure that Evercore Group L.L.C. shall deliver to Lender quarterly accounts receivable aging statements, substantially in the form delivered to Lender in connection with the Loan Closing, within 45 days after the end of each fiscal quarter, certified by its chief financial officer or other officer or representative of such entity acceptable to Lender.

3.	Conditions to Closing.

3.1 Documents.  Lender shall have received in form and substance satisfactory to Lender, the documents listed in the Loan Disbursement Instructions, and an Accounts Receivable Aging Statement for Evercore Group L.L.C. as of March 31, 2013.

3.2 No Default.  No Default or Event of Default shall have occurred and be continuing.

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